UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

AMENDMENT No. 9

to

ANNUAL REPORT
of

REPUBLIC OF CHILE

(Name of Registrant)

Date of end of last fiscal year: December 31, 2019

SECURITIES REGISTERED*
(As of the close of the fiscal year)

Title of Issue	Amount as to Which Registration is Effective	Names of Exchanges on Which Registered
N/A	N/A	N/A

Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:
Conrado Tenaglia, Esq.

Alejandro Gordano, Esq.
Linklaters LLP

1290 Avenue of the Americas, New York, NY 10104

*	The Registrant is filing this annual report on a voluntary basis.

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EXPLANATORY NOTE

This amendment to the Republic of Chile’s (the “Republic” or “Chile”) Annual Report on Form 18-K for the fiscal year ended December 31, 2019 (the “Annual Report”) comprises:

(a) Pages numbered 1 to 5 consecutively.

(b) The following exhibit:

Exhibit 99.E: Recent Developments.

This amendment to the Annual Report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, the Republic of Chile, has duly caused this amendment to the Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Chile, on the 29th day of March, 2021.

REPUBLIC OF CHILE

By:	/s/ Rodrigo Cerda Norambuena
Rodrigo Cerda Norambuena
Minister of Finance
Republic of Chile

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EXHIBIT INDEX

Exhibit	Description

99.E:	Recent Developments

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